SCHEDULE OF SUBSIDIARIES
                            ------------------------



                                           Percentage      Country of
                                           ownership       incorporation
                                           -----------     --------------

Vero International Software S.r.l.         100%            Italy
Vero International Software UK Limited     100%            United Kingdom
Vero International, Inc.                   100%            USA
*Vero Sistemi e Consulenze S.r.l.          100%            Italy
**Vero Tooling Solutions, Inc.             100%            Canada
Vero Tecnologie S.p.A.                     100%            Italy
Vero Japan kk                              100%            Japan


*Wholly-owned subsidiary of Vero International Software S.r.l. ** Wholly-owned subsidiary of Vero International Inc.


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